AMENDMENT NO. 5 TO

PARTICIPATION AGREEMENT

For

Rules 30e-3 and 498A

This Amendment No. 5 (the “Amendment”) is effective as of March 1, 2021 and amends the Participation Agreement dated January 1, 2002, as previously amended (the “Agreement”), by and among MetLife Insurance Company USA (the “Company”), on its own behalf and certain of its segregated assets accounts (the “Accounts”), Pioneer Variable Contracts Trust (the “Series”), Amundi Asset Management US, Inc. (the “Adviser”), and Amundi Distributor US, Inc. (the “Distributor”) (collectively, the “Parties”). All capitalized terms used herein and not otherwise defined shall have the meaning described to such terms in the Agreement.

RECITALS

WHEREAS, effective March 6, 2017 MetLife Insurance Company USA changed its name to Brighthouse Life Insurance Company (“Brighthouse” or the “Company”);

WHEREAS, effective July 3, 2017, Pioneer Investment Management, Inc. and Pioneer Funds Distributor, Inc. changed their names to Amundi Pioneer Asset Management, Inc. and Amundi Pioneer Distributor, Inc., respectively;

WHEREAS, effective January 1, 2021, Amundi Pioneer Asset Management, Inc. and Amundi Pioneer Distributor, Inc. changed their names to Amundi Asset Management US, Inc. and Amundi Distributor US, Inc., respectively;

WHEREAS, the Parties desire to amend Schedule A and to further modify the Agreement as provided herein;

WHEREAS, pursuant to the Agreement, the Accounts invest in shares of certain of the funds (“Fund” or “Funds”) that constitute separate portfolios of the Series and that serve as funding vehicles for Brighthouse, on behalf of the Accounts, that issue variable annuity and/or life insurance contracts (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of Brighthouse (the “Contract Owners”);

WHEREAS, the Series maintains on its books and records one or more account(s) that hold and record ownership of shares of the Funds;

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Rule 30e-1 under the 1940 Act requires each Fund to deliver copies of its shareholder reports to the Accounts as the record owners of shares of such Funds;

WHEREAS, Rule 30e-2 under the 1940 Act requires the Accounts to deliver such Fund shareholder reports to Contract Owners; and

WHEREAS, the Parties desire to supplement and amend the Agreement to reflect and implement the requirements, terms and conditions of Rule 30e-3 under the 1940 Act, as amended from time to time (“Rule 30e-3”), to permit (i) the Series to no longer deliver copies of Fund shareholder reports to the Accounts as would otherwise be required by Rule 30e-1, and (ii) the Accounts to deliver Fund shareholder reports to Contract Owners using the “notice and access” provisions of Rule 30e-3 rather than the delivery methods that would otherwise be required by Rule 30e-2;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in rule 498A under the 1933 Act; “Rule 498A”) for the Funds be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Fund Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A; and

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain of the Required Materials (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Contracts, and the Company intends to host said website.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and considerations set forth herein, and to other good and valuable consideration, the Parties agree to supplement and amend the Agreement as follows:

1.

The name of the Company in the Agreement is hereby changed to Brighthouse Life Insurance Company. In addition, the name of each of Pioneer Investment Management, Inc. and Pioneer Funds Distributor, Inc. is hereby changed to Amundi Asset Management US, Inc. and Amundi Distributor US, Inc., respectively.

2.	Article XII of the Agreement entitled “Notices” shall be amended by replacing the notice address for the Company as follows:

Brighthouse Financial

One Financial Center, 21st Floor

Boston, MA 02111

Attention: The Law Group

3.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

4.

Maintaining Website; Posting and Availability of Fund Shareholder Reports, Disclosure Documents and Other Required Materials. Brighthouse shall be responsible for and shall fulfill the website posting and other applicable requirements and obligations of the Accounts specified in Rules 30e-3(b) and 498A(j). Without limiting the generality of the foregoing:

a.

The Series shall provide Brighthouse with the following materials relating to each Fund so that Brighthouse can post the materials to a Brighthouse website address (the “Specified Website”). The Specified Website shall be publicly accessible and the

Required Materials (as defined below) posted on the Specified Website shall be free of charge and shall include: (i) Current Report to Shareholders; (ii) Prior Report to Shareholders; (iii) Complete Portfolio Holdings From Reports Containing a Summary Schedule of Investments; (iv) Portfolio Holdings For Most Recent First and Third Fiscal Quarters ; (v) current Summary Prospectus for the Funds; (vi) current Statutory Prospectus for the Funds; and (vii) current Statement of Additional Information (“SAI”) for the Funds (as such documents are specified in paragraphs i through iv of Rule 30e- 3(b) and in paragraph (iii) of Rule 498A(j)(1)) (such documents collectively, and together with any additional or alternative documents that may be required by any amendments to Rules 30e-3or 498A, the “Required Materials”). The Series shall provide the materials specified in (i), (ii), (iii), and (iv) above to the Company no later than five (5) days before a Report is required to be posted (for the avoidance of doubt, 5 days prior to the transmittal/posting deadline for that Report) to the Specified Website. The Series shall provide the materials specified in (v), (vi), and (vii) above to the Company on a timely and continuous basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Funds’ securities and the Contracts.

b.

The Series shall ensure that the Required Materials provided to Brighthouse are in a format, or formats, that are suitable for website posting and convenient for both reading online and printing on paper (in accordance with Rule 30e-3 (b)(3)) and are human-readable and capable of being printed on paper in human-readable format (in accordance with Rule 498A(h)(2)(i));

c.

Brighthouse shall ensure that persons accessing the Required Materials are able to permanently retain, free of charge, an electronic version of the Required Materials in a format, or formats, that meet the conditions stated above in Section 2(b) (in accordance with Rules 30e-3(b)(4) and 498A(h)(3));

d.

In order for Brighthouse to ensure that the Required Materials are kept current (up-to-date) and posted for the duration or period required by Rules 30e-3 and 498A, and to facilitate a continuous offering of the Funds’ securities and the Contracts, the Series shall promptly provide to Brighthouse any amendments to the Required Materials;

e.

Brighthouse shall make reasonable efforts to comply with the “safe harbor” provisions, terms and conditions of paragraph (b)(5) of Rule 30e-3 and paragraph (h)(4) of Rule 498A, which shall constitute compliance with subsections (a) through (d) of this Section 2 of this Amendment (for the avoidance of doubt, for this purpose, the “Company” referred to in said paragraph (b)(5) of Rule 30e-3 and “Registrant” referred to in said paragraph (h)(4) of Rule 498A means Brighthouse on behalf of the Accounts); and

f.

The Series shall prepare and provide the Funds’ Statutory Prospectus and SAI so that those documents permit persons accessing them to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (in accordance with paragraph (h)(2)(ii) of Rule 498A.

5.

Content of Required Materials. The Series shall be responsible for the content of the Required Materials as posted on the Specified Website, including, but not limited to, the accuracy and completeness of the Required Materials. Without limiting the generality of the foregoing in any manner and without in any way changing the current obligations of the Series under the Agreement, the Series shall be responsible for ensuring that the Required Materials to be posted to the Specified Website:

a.	Meet the applicable standards of the 1933 Act; the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

b.

Do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

6.	Specified Website, Notice, and Paper Delivery

a.	The Specified Website is as identified in Schedule C hereto, as it may be changed by Brighthouse from time to time in its sole discretion;

b.

Paper Notice to Contract Owners. Brighthouse shall provide the paper notice to its Contract Owners in accordance with paragraphs (c) and (d) of Rule 30e-3 (“Notice”), subject to the expense provision in subsection (e)(ii) below.

c.

Delivery of Paper Copy Upon “Ad Hoc” Request. Brighthouse shall fulfill ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, in accordance with paragraph (e) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A, subject to the expense provision in subsection (e)(iii) below.

d.

Investor Elections to Receive Future Fund Reports in Paper. Brighthouse shall fulfill Contract Owner elections to receive future Fund shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3 and subject to the expense provision in subsection (e)(iii) below.

e.	Expenses.

i.

Web Hosting and Electronic Delivery. The Series and/or the Adviser and/or the Distributor shall bear the expenses for the cost of managing, formatting, hosting and maintaining the Required Materials on the website hosted by the Company. The Series and/or the Adviser and/or the Distributor shall also bear the cost of distributing the Required Materials for electronic delivery.

ii.

Notice. The Series and/or the Adviser and/or the Distributor shall bear the costs of preparing and mailing (including postage expenses) the Notices of the availability of the Fund’s Reports to Contract Owners.

iii.

Delivery of paper copies. The Series and/or the Adviser and/or the Distributor shall be responsible for the reasonable costs of providing any electronic files and printing of any paper copies of Required Materials and future fund reports pursuant to subsections (c) and (d) of this Section 4. The Series and/or the Adviser and/or the Distributor shall reimburse the Company for the costs of mailing (including postage expenses) the Fund’s then current Required Materials to Contract Owners.

f.

Summary Prospectuses. The Company intends to use an Initial Summary Prospectus for each currently offered Contract, in accordance with paragraph (j)(1)(i) of Rule 498A. The Series shall use a summary prospectus for each Fund, in accordance with paragraph (j)(1)(ii) of Rule 498A.

7.

Fund Performance and Expense Data. The Series shall provide such data regarding each Fund’s investment performance and expense ratios as the Company shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, the Series shall provide:

a.

the “Annual Portfolio Company Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 16 to Item 4 of Form N-4 and Instruction 4(a) to Item 4 of Form N-6); and

b.

the “Total Annual Fund Operating Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, reflecting any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 4 to Item 17 of Form N-4, Instruction 4(b) to Item 4 of Form N-6 and Instruction 4 to Item 18 of Form N-6); and

c.

the “average annual total returns” for each fund (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5 and 10-year periods, and, as applicable, in accordance with Instruction 7 to Item 17 and Instruction 7 to Item 18 of Form N-6).

The Series shall provide the forgoing Fund expense and performance data at least annually, on a timely basis to facilitate the Company’s preparation of its annually updated registration statement (and as otherwise reasonably requested by the Company), but in no event later than sixty (60) calendar days after the close of each Fund’s fiscal year.

8.

Indemnification. The indemnification provided for in the Agreement shall apply to the obligations hereunder. The Parties hereto agree that all other provisions of the Agreement, as amended, shall apply to the terms of this Amendment as applicable.

9.

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rules 30e-3 and 498A and any interpretations of those rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to the Agreement to be executed in its name and on its behalf by and through its duly authorized officer signing below as of the date written below.

Brighthouse Life Insurance Company (on behalf of itself and each Account)

(“Brighthouse”)

By:	/s/ Jason Frain

Name:	Jason Frain

Title:	Vice President

Date:	5/25/2021 8:17:07 PM

Pioneer Variable Contracts Trust

(the “Series”)

By:	/s/ Christopher Kelley

Name:	Christopher Kelley

Title:	VP, Associate General Counsel

Date:	05/17/2021 05:40:14 PM

Amundi Asset Management US, Inc.

(the “Adviser”)

By:	/s/ Gregg Dooling

Name:	Gregg Dooling

Title:	Managing Director, CFO, Americas

Date:	05/18/2021 02:46:20 PM

Amundi Distributor US, Inc.

(the “Distributor”)

By:	/s/ Laura J. Palmer

Name:	Laura J. Palmer

Title:	Senior Managing Director, Head of US Intermediary & Offshore, Americas

Date:	05/18/2021 09:05:31 AM

Schedule A

Name of Separate Account	Contracts Funded by Separate Account	Portfolio and Share Class Applicable to Contracts
Brighthouse Fund UL for Variable Life Insurance

Brighthouse Variable Life

Brighthouse Variable Life Accumulator

Brighthouse Variable Life Accumulator (Series 2)

Brighthouse Variable Life Accumulator (Series 3)

Brighthouse Variable Survivorship Life II

Pioneer Mid Cap Value VCT Portfolio (Class II)
Pioneer Real Estate Shares VCT Portfolio (Class II)
Brighthouse Fund UL III for Variable Life Insurance	COLI COLI 2000 COLI III COLI IV Corporate Select
Brighthouse Separate Account A	Brighthouse Prime Options Pioneer PRISM Pioneer PRISM L Pioneer PRISM XC PrimElite III PrimElite IV
Brighthouse Separate Account CPPVUL1 (unregistered)	COLI PPVUL
Brighthouse Separate Account Eleven for Variable Annuities	Pioneer Annuistar Pioneer Annuistar Flex Pioneer Annuistar Plus Pioneer Annuistar Value PrimElite PrimElite II

Schedule C

Specified Website:

https://dfinview.com/BHF/TAHD/BHF